Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 for Snap Interactive, Inc. filed with the Securities and Exchange Commission on June 6, 2016, of our report dated March 5, 2015, with respect to the consolidated financial statements and schedule of Snap Interactive, Inc. as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2014, included in the Company’s Annual Report (Form 10-K) of Snap Interactive, Inc. for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP

New York, New York
June 6, 2016